Exhibit 3(d)

                                     FORM OF

                           CERTIFICATE OF DESIGNATION

                                       OF


                        SANDBOX ENTERTAINMENT CORPORATION

         UNDER SECTION 151 OF THE DELAWARE GENERAL CORPORATION LAW, SANDBOX ENTERTAINMENT CORPORATION, a Delaware corporation (the "Company"), certifies as follows:

         FIRST: Under the authority contained in Article V of the Restated Certificate of Incorporation of the Company, as amended, the Board of Directors of the Company has classified ______________ of the authorized but unissued shares of Preferred Stock of the Company, par value $0.001 per share, as shares of "Series B Convertible Preferred Stock".

         SECOND: The following resolution was duly adopted by the Board of Directors as of ____________, ____________ and such resolution has not been modified as is in full force and effect on the date hereof:

         RESOLVED, that the Board of Directors hereby creates, from the authorized but unissued shares of Preferred Stock of the Company, par value $0.001 per share, a series of preferred stock to consist of __________________________ (___________) shares, and hereby fixes the voting powers, designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series, in addition to those set forth in the Restated Certificate of Incorporation, as amended, as follows:

         (1) Designation. The designation of the preferred stock created by this resolution shall be "Series B Convertible Preferred Stock" and the number of shares constituting the Series B Convertible Preferred Stock (hereinafter referred to as the "Series B Preferred Stock") shall be ______________ shares. Shares of the Series B Preferred Stock shall have a par value of $.001 per share. The number of authorized shares of the Series B Preferred Stock may be reduced by further resolution duly adopted by the Board of Directors and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware stating that such reduction has been so authorized, but the number of authorized shares of the Series B Preferred Stock shall not be increased.

         (2)   Definitions.   For  purposes  of  this  Article,   the  following
definitions shall apply:

                  (a) "Company" shall mean Sandbox Entertainment Corporation.

                  (b) "Convertible Securities" shall mean any evidences of indebtedness, shares or other securities (other than shares of Series B Preferred Stock) convertible into or exchangeable for Common Stock.

                  (c) "Employee Sale" shall mean the sale or grant of any right to purchase (including any option or warrant) shares of Common Stock to any employee, officer or director of, or consultant to, the Company pursuant to any employee, officer, director or consultant plan or agreement adopted or approved by the Board of Directors of the Company, and any exercise of any such right. Employee Sale shall also mean the sale or grant of any right to purchase (including any option or warrant) shares of Common Stock or Preferred Stock to any bank, equipment lessor or similar financial institution, and not to a related party, if and to the extent that the transaction in which such sale or grant is to be made is approved by the Company's Board of Directors.

                  (d) "Liquidation Preference" shall mean $___ per share for the Series B Preferred Stock.

                  (e) "Options" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

                  (f) "Original Issue Date" shall mean the date upon which shares of the Series B Preferred Stock are first issued.

                  (g) "Original Issue Price" shall mean $___ per share for the Series B Preferred Stock.

                  (h) "Preferred Stock" shall mean the Series A Preferred Stock and Series B Preferred Stock.

                  (i) "Qualifying Public Offering" means a firm commitment underwritten public offering following which the Company has a market capitalization of at least $30 million and which results in proceeds to the Company of at least $5 million (net of underwriting discounts and commissions and offering expenses); provided that the term "Qualifying Public Offering" shall not include a public offering in which the securities issued are not freely transferable following issuance.

                  (j) "Restricted Period" shall mean the period which shall begin on the date of the closing of the offering of the Series B Preferred Stock (the "Closing Date") and end on the earlier of (i) two years following the Closing Date, (ii) 180 days after the consummation of a

Qualifying  Public Offering,  (iii) the occurrence of any of the following:  (1)
any merger, consolidation, or other corporate reorganization in which the shareholders of the Company immediately prior to consummation of such merger, consolidation or other corporate reorganization do not own a majority of the outstanding shares of the surviving corporation, (2) prior to the consummation by the Company of a Qualifying Public Offering, any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold, or (3) subsequent to the consummation by the Company of a Qualifying Public Offering, the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after the passage of time), of more than 25% of the aggregate outstanding voting power of the capital stock of the Company; or (iv) the date determined by the Board of Directors as to all of the outstanding Series B Preferred Stock.

                  (k) "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, par value $.001, of the Company.

         (3) Dividends.

                  (a) Dividend Preference. Each holder of outstanding shares of Series B Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor, dividends equal to the dividends, if any, declared on the number of shares of Common Stock into which such shares of Series B Preferred Stock are then convertible (without regard to whether the Restricted Period has then terminated or expired). Such dividends may be payable quarterly or otherwise as the Board of Directors may from time to time determine. If and to the extent that the Board of Directors of the Company shall declare and set aside for payment on the Common Stock or any other class of capital stock ranking junior to the Series B Preferred Stock as to dividends an amount of cash or property as a distribution, such distribution shall be made with equal priority to the Common Stock, the Series A Preferred Stock and the Series B Preferred Stock, with each share of Series B Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then-effective Conversion Rate. For such purpose, all shares of Preferred Stock held by each holder of Series B Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

                  (b) Priority of Dividends. The Company shall make no Distribution (as defined below) to the holders of shares of Common Stock or any other class of capital stock ranking junior to the Series B Preferred Stock as to dividends in any fiscal year unless and until the full amount of dividends shall have been paid, or declared and set apart, upon all shares of Series B Preferred Stock. When dividends are not paid in full upon the shares of Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, full dividends declared upon the shares of the Series B Preferred Stock and such parity stock shall be declared pro rata so that the amount of dividends declared per share on the Series B Preferred Stock and on such other parity stock shall in all cases bear to each other the same ratio as the aggregate liquidation preference on the shares of the Series B Preferred Stock and such other parity stock bear to each other.

                  (c) Distribution. As used in this section, "Distribution" means the transfer of cash or property without consideration, whether by way of dividend or otherwise (except a dividend in shares of the Company) or the purchase of shares of capital stock of the Company (other than in connection with the repurchase of shares of Common Stock issued to or held by employees, consultants, officers and directors upon termination of their employment or services pursuant to agreements providing for the right of said repurchase) for cash or property.

                  (d) Consent to Certain Distributions. The holders of outstanding shares of Series B Preferred Stock shall be deemed to have consented to all distributions or payments to existing or terminated employees, consultants, officers and directors of the Company in connection with the termination of employment by or services to the Company and relating to the repurchase of shares of capital stock issued to or held by such individuals pursuant to agreements with the Company for such repurchases; provided that the aggregate amount of such distributions or payments does not exceed $100,000.

         (4) Liquidation Rights

                  (a) Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series B Preferred Stock shall be entitled to receive, out of the assets of the Company, the Liquidation Preference specified for each share of Series B Preferred Stock then held by them plus an amount equal to all declared and unpaid dividends thereon, if any, to the date that payment is made, before any payment shall be made or any assets distributed to the holders of Common Stock.

                  (b) Priority. If upon the liquidation, dissolution or winding up of the Company, the assets to be distributed among the holders of the Preferred Stock are insufficient to permit the payment to such holders of the full Liquidation Preference for their shares, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the Preferred Stock in proportion to the numbers of shares of Preferred Stock held by them multiplied by the Liquidation Preference for such shares of Preferred Stock.

                  (c) Remaining Assets. After the payment to the holders of Preferred Stock of the full preferential amounts specified herein, any remaining assets of the Company shall be distributed ratably to the holders of the Company's capital stock then outstanding, with each share of Preferred Stock being treated for such purpose as if it had been converted into Common Stock at the then-effective Conversion Rate (as defined below). For such purpose, all shares of Preferred Stock held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be disregarded.

         (5) Conversion. The holders of the Series B Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

                  (a) Right to Convert. Each share of Series B Preferred Stock shall be convertible, at the option of the holder thereof, at any time from and after the expiration of the Restricted Period at the office of the Company or any transfer agent for the Preferred Stock, into that number of fully paid and nonassessable shares of Common Stock that is equal to the Original Issue Price divided by the appropriate Conversion Price (as hereinafter defined), subject to anti-dilution adjustments. The initial Conversion Price for the Series B Preferred Stock shall be equal to the Original Issue Price, and shall be subject to adjustment as provided herein. (The number of shares of Common Stock into which each share of Series B Preferred Stock may be converted is hereinafter referred to as the "Conversion Rate".) Upon any decrease or increase in the Conversion Price or the Conversion Rate for the Series B Preferred Stock, as described in this Section 5, the Conversion Rate or Conversion Price for the Series B Preferred Stock, as the case may be, shall be appropriately increased or decreased.

                  (b) Automatic Conversion. On the date 180 days following the consummation of a Qualifying Public Offering, each share of Series B Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate for such share of Series B Preferred Stock.

                  (c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Series B Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then fair market value of such fractional shares as determined by the Board of Directors of the Company. Before any holder of Series B Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to paragraph 5(b) above, the outstanding shares of Series B Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided further, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless either the certificates evidencing such shares of Series B Preferred Stock are delivered to the Company or its transfer agent as provided above, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

                  The Company shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Series B Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Series B Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of the Series B Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that a holder of Series B Preferred Stock may tender shares of Series B Preferred Stock for conversion, conditioned upon and subject to the consummation of the expiration or early termination of the Restricted Period, in which event the person(s) entitled to receive the Common Stock issuable upon conversion of the Series B Preferred Stock shall be deemed to have converted such Series B Preferred Stock immediately upon such expiration or termination of the Restricted Period.

                  (d) Adjustments to Conversion Price for Diluting Issues.

                           (i)  Special   Definition.   For   purposes  of  this
paragraph 5(d), "Additional Shares of Common" shall mean all shares of Common Stock issued (or, pursuant to paragraph 5(d)(iii), deemed to be issued) by the Company after the Original Issue Date of the Series B Preferred Stock, other than:

                                    (1)  shares  of  Common   Stock   issued  or
issuable upon conversion of shares of Series B Preferred Stock or, with respect to the Series A Preferred Stock, pursuant to paragraph 4(d) (vi), (vii) or
(viii) of the Article V of the Restated Certificate of Incorporation;

                                    (2)  shares  of  Common   Stock   issued  or
issuable in an Employee Sale;

                                    (3)  shares  of  Common   Stock   issued  or
issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraph 5(d)(vi), (vii) or
(viii) hereof or pursuant to paragraph 4(d) (vi), (vii) or (viii) of Article V of the Restated Certificate of Incorporation.

                           (ii) No Adjustment of Conversion Price. No adjustment
in the Conversion Price of the Series B Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share for an Additional Share of Common issued or deemed to be issued by the Company is less than or equal to the Conversion Price in effect on the date of, and immediately prior to such issue, for such share of Series B Preferred Stock.

                           (iii) Deemed Issue of Additional Shares of Common.

                                    (1) Options and Convertible  Securities.  In
the event the Company at any time or from time to time after the Original Issue Date of the Series B Preferred Stock shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible

Securities or exercise of such Options, shall be deemed to be Additional Shares of Common issued as of the time of such issue, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to paragraph 5(d)(v) hereof) of such Additional Shares of Common would be less than the Conversion Price of the Series B Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common are deemed to be issued:

                                             (a) no  further  adjustment  in the
Conversion Price of the Series B Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                                             (b) if such Options or  Convertible
Securities by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the Conversion Price of the Series B Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                                             (c)  no  readjustment  pursuant  to
clause (b) above shall have the effect of increasing the Conversion Price of the Series B Preferred Stock to an amount which exceeds the lower of (i) the Conversion Price of the Series B Preferred Stock on the original adjustment date, or (ii) the Conversion Price of the Series B Preferred Stock that would have resulted from any issuance of Additional Shares of Common between the original adjustment date and such readjustment date;

                                             (d) upon the expiration of any such
Options of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

                                                      i)   in   the    case   of
Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of such exercised Options plus the consideration actually received by the Company upon such exercise or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                                      ii) in the case of Options
for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Company for the issue of such exercised Options, plus the consideration deemed to have been received by the Company (determined pursuant to paragraph 5(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised, and

                                             (e) if such  record date shall have
been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Prices which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 5(d)(iii) as of the actual date of their issuance.

                                    (2)  Stock  Dividends.   In  the  event  the
Company at any time or from time to time after the Original Issue Date of the Series B Preferred Stock shall declare or pay any dividend on the Common Stock payable in Common Stock, and with respect to which no similar Common Stock dividend is to be distributed to holders of the Series B Preferred Stock, then and in any such event, Additional Shares of Common shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend.

                           (iv) Adjustment of Conversion  Price Upon Issuance of
Additional Shares of Common. In the event this Company shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 5(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price for the Series B Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, the applicable Conversion Price of the Series B Preferred Stock shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; and provided further that, for the purposes of this paragraph 5(d)(iv), all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options, Preferred Stock and Convertible Securities, as the case may be, shall be deemed to be outstanding Common Stock, and immediately after any Additional Shares of Common are deemed issued pursuant to paragraph 5(d)(iii), such Additional Shares of Common shall be deemed to be outstanding.

                           Notwithstanding  the  foregoing  in  the  event  that
Additional Shares of Common are issued (or pursuant to paragraph 5(d)(iii), deemed to be issued) for a purchase price in excess of $1,000,000 in the aggregate within one year of the Closing Date, for a consideration per share less than the applicable Conversion Price in effect on the date of and immediately prior to such issue, then in such event the Conversion Price for the Series B Preferred Stock shall be reduced, concurrently with such issue, to the consideration per share of Common Stock (calculated to the nearest cent) paid (or in the case of shares of Additional Common, deemed issued pursuant to paragraph 5(d) (iii), deemed paid) in such issue.

                           (v) Determination of  Consideration.  For purposes of
this subsection 5(d), the consideration received by the Company for the issue of any Additional Shares of Common shall be computed as follows:

                                    (1) Cash and  Property.  Such  consideration
shall:

                                             (a) insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                                             (b)   insofar  as  it  consists  of
property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board; and

                                             (c) in the event Additional  Shares
of Common are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as determined in good faith by the Board.

                                    (2) Options and Convertible Securities.  The
consideration per share received by the Company for Additional Shares of Common deemed to have been issued pursuant to paragraph 5(d)(iii)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                             (a)  the  total  amount,   if  any,
received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                             (b) the maximum number of shares of
Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                                    (3) Stock Dividends.  Any Additional  Shares
of Common deemed to have been issued relating to stock dividends shall be deemed to have been issued for no consideration.

                           (vi)  Adjustments for Subdivisions or Combinations of
Common. In the event the outstanding shares of Common Stock shall be subdivided (by stock split or otherwise than by payment of a dividend in Common Stock), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

                           (vii)  Adjustments  for Other  Distributions.  In the
event the Company at any time or from time to time makes or fixes a record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Company other than shares of Common Stock and other than as otherwise adjusted in this Section 5, then and in each such event provision shall be made so that the holders of Series B Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company which they would have received had their Series B Preferred Stock then converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5 with respect to the rights of the holders of the Series B Preferred Stock.

                           (viii) Adjustments for Reclassification, Exchange and
Substitution. If the Common Stock issuable upon conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, the number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series B Preferred Stock immediately before that change.

                  (e) No Impairment. The Company will not, by amendment of its articles of incorporation or through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series B Preferred Stock against impairment.

                  (f) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred Stock a certificate setting forth such adjustments or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request (which may include a request given by electronic delivery) at any time of any holder of Series B Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

                  (7) Notices of Record Date. In the event that this Company shall propose at any time:

                           (i) to declare any dividend or distribution  upon its
Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                           (ii)  to  offer  for  subscription  pro  rata  to the
holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                           (iii)   to    effect    any    reclassification    or
recapitalization of its Common Stock outstanding involving a change in the Common Stock;

                           (iv) to merge  with or into  any  other  Company,  or
sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; or

                           (v) to engage in a  transaction  that would result in
an early termination of the Restricted Period, or if the Board of Directors shall propose an early termination of the Restricted Period.

then, in connection with each such event, this Company shall send to the holders of the Series B Preferred Stock at least 20 days' prior written notice of the date on which a record shall be taken for such event (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect to the matters referred to in (iii) and (iv) above. In addition the Company shall give the holders of the Series B Preferred Stock at least 20 days' prior written notice of the scheduled expiration of the Restricted Period.

                  Each such written notice may be given either (i) by first class mail, postage prepaid, addressed to the holders of Series B Preferred Stock at the address for each such holder as shown on the books of this Company or (ii) if the holder has consented thereto by electronic delivery addressed to such holder of Series B Preferred Stock at the e-mail address for such holder as shown in the books of the Company.

                  (8) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

         (6) Restrictions of Transfer. On or prior to the Restricted Period, no holder of the Series B Preferred Stock shall be entitled directly or indirectly to sell, exchange, pledge, transfer or otherwise dispose of any shares of Series B Preferred Stock except as follows:

                  (a) to family members or affiliates (as such term is defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended);

                  (b) pursuant to the laws of descent and distribution;

                  (c) in the event of bankruptcy or insolvency of the holder;

                  (d) as approved by the Board of Directors in its sole and absolute discretion; or

                  (e)  by  the   underwriter  in  connection  with  the  initial
distribution of the Series B Preferred Stock.

         (7) Voting. Except as otherwise expressly provided herein or as required by law, the holders of Series B Preferred Stock, the holders of the Series A Preferred Stock and the holders of Common Stock shall vote together and not as separate classes. Each holder of shares of Series B Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series B Preferred Stock held by such holder of Series B Preferred Stock could then be converted. The holders of shares of the Series B Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote (including as to the election of directors), unless otherwise required by applicable law. The holders of the Series B Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted), shall be disregarded.

         (8) Amendments and Changes.

                  (a) No Series Voting. Other than as provided by law, there shall be no series voting.

                  (b) Approval by Class. As long as any of the Series B Preferred Stock shall be issued and outstanding, the Company shall not, without first obtaining the approval (by vote or consent as provided by law) of the majority of the holders of the total number of shares of the Series B Preferred Stock then outstanding, voting separately as a class:

                           (i)  materially  or  adversely  alter or  change  the
rights, preferences or privileges of the holders of the Series B Preferred Stock (whether by amendment to the Restated Certificate of Incorporation, merger, consolidation, or otherwise);

                           (ii)  increase  the  authorized  number  of shares of
Series B Preferred Stock; or

                           (iii) authorize, create or issue of any shares of any
class or series of stock having any preference or priority superior to the Series B Preferred Stock with respect to dividends, redemption or upon liquidation.

                  (c) Affirmative Vote of Class. The affirmative vote of the holders of a majority of all outstanding Series B Preferred Stock, voting separately as a class, shall be required to approve

                           (i)   any   merger,   consolidation,   or   corporate
reorganization in which the shareholders of the Company do not own a majority of the outstanding shares of the surviving corporation;

                           (ii)   any   transaction   or   series   of   related
transactions in which 50% or more of the Company's voting power is transferred or in which all or substantially all of the assets of the Company are sold; or

                           (iii)  any   transaction   or   series   of   related
transactions in which Chad M. Little, James A. Layne and Lonnie Whittington cease to own at least 50% of the shares of capital they own on the Closing Date; provided, however, that no such separate class vote shall be required if each holder of the Series B Preferred Stock shall receive in connection with the transaction specified in clauses (i), (ii) or (iii) cash or marketable securities valued at an amount at least equal to 125% of the then Conversion Price times the number of shares of Common Stock into which such holder's Series B Preferred Stock is then convertible (whether or not the Restricted Period has then terminated or expired).

         (9) No other Rights. The shares of the Convertible Preferred Stock shall not have any relative, participating, optional or other special rights and powers other than as set forth above in this Certificate of Designation and in the Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, SANDBOX ENTERTAINMENT CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by its President and Chief Executive Officer, Chad M. Little, this __th day of ____, 1997.

                                        SANDBOX ENTERTAINMENT CORPORATION

                                        By
                                          --------------------------------------

ATTEST:

--------------------------------------
                                      -14-